Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 No. 333-227523 of our report dated August 10, 2018 (October 9, 2018 as to the effects of the reverse stock split described in Note 15) relating to the consolidated financial statements of LogicBio Therapeutics, Inc. and its subsidiary (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 17, 2018